             As filed with the Securities and Exchange Commission
                                on May 18, 1995
                                                       Registration No.

                                   FORM S-3

                      SECURITIES AND EXCHANGE COMMISSION

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BUTLER INTERNATIONAL, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in it charter)

                                   Maryland
                        -------------------------------
                        (State or other jurisdiction of
                        incorporation or organization)

                                  06-1154321
                        ------------------------------
                               (I.R.S. Employer
                              Identification No.)

         110 Summit Avenue, Montvale, New Jersey  07645 (201) 573-8000
         -------------------------------------------------------------
                         (Address, including zip code,
                  and telephone number, including area code,
                 of registrant's principal executive offices)

                         Warren F. Brecht, Secretary,
              110 Summit Ave., Montvale, NJ 07645  (201) 573-8000
          -----------------------------------------------------------
                      (Name, address, including zip code,
                  and telephone number, including area code,
                             of agent for service)

               Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

If the only Securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

                                      [X]

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, please check the following box.

                                      [X]

                        Calculation of Registration Fee

Title of Each Class     Amount to be      Proposed Maximum       Proposed maximum     Amount of
   of Securities         registered      offering price per     aggregate offering   registration
                                               unit*                   price             fee
- -------------------     ------------     ------------------     ------------------   ------------
   Common Stock,          150,000             $6.625                 $993,750          $342.67
   $.001 par value


* Estimated solely for purposes of calculating the registration fee. The average of the high price per share of $6.75 and low price per share of $6.50 quoted by the National Association of Securities Dealers Automated Quotation System for May 9, 1995 was $6.625.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement will become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                          BUTLER INTERNATIONAL, INC.

                                150,000 SHARES

                                 COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)


     The shares of Common Stock of Butler International, Inc. (the "Company" or "Butler") to which this Prospectus relates will be issued by the Company to the persons described under "Selling Security Holders" at prevailing market prices in the over-the-counter market or otherwise through registered brokers or dealers. The respective Selling Security Holders will pay any brokerage fees or commissions relating to the sales by them. See "Plan of Distribution". The Common Stock is quoted on the NASDAQ National Market System (BUTL).

     The shares of Common Stock of Butler, par value $.001 per share (generally referred to as "Common Shares") were acquired by the Selling Security Holders upon the exercise of two certain warrants, issued to each of the respective Selling Security Holders, dated June 10, 1993 (each, a "Selling Security Holder Warrant", and collectively, the "Selling Security Holder Warrants"). On May 8, 1995, the Selling Security Holder Warrants were exercised to acquire 90,000 and 60,000 Common Shares, respectively, upon the payment of $3.62 per Common Share, or a total of $543,000 (150,000 shares at $3.62 per share). See Note 2 under "Selling Security Holders".

      THE COMPANY WILL RECEIVE NO ADDITIONAL PROCEEDS IN CONJUNCTION WITH
                                 THIS OFFERING.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
               BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
                  THE COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
                              SEE "RISK FACTORS".

     The expenses of preparing and filing the Registration Statement of which this Prospectus is a part are being borne by the Company.

     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained herein in connection with the offering contained in this Prospectus and, if given or made, such information or representation must not be relied upon. This Prospectus does not constitute an offering by the Selling Security Holders of any securities other than those to which it relates or in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the information herein since the date hereof.

                             _____________________

                  The date of this Prospectus is May 18, 1995.

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Incorporation by Reference.................   3

Available Information......................   3

The Company................................   4

Risk Factors...............................   4

Selling Security Holders...................   7

Description of Capital Stock...............   9

Plan of Distribution.......................  11

Indemnification of Directors and Officers..  11

                          INCORPORATION BY REFERENCE

     The Company incorporates by reference into this Prospectus; (i) the Company's Form 10-K for the year ended December 31, 1994; and (ii) the Company's 10-Q for the quarter ended March 31, 1995. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, will be deemed to be incorporated by reference in this Prospectus and to be a part of it from the date of filing of those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of all documents which are incorporated by reference will be provided without charge to anyone to whom this Prospectus is delivered upon a written or oral request to Warren F. Brecht at Butler International, Inc., 110 Summit Avenue, Montvale, New Jersey, 07645, telephone number (201) 573-8000.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with that Act files reports and other information with the Securities and Exchange Commission. All reports, proxy statements and other information filed with the Securities and Exchange Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at Regional Offices of the Commission located at Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois, 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                  THE COMPANY

     Butler International, Inc. ("the Company"), through its subsidiaries, is a leading provider of technical services and solutions to companies throughout the world. The Company provides services on a contract basis to clients in a wide variety of industries, including telecommunications, aerospace, electronics and energy. Contract services are utilized by the Company's clients for staff augmentation, project management, and outsourcing of particular programs and functions. As of March 19, 1995, the Company had more than 7,500 employees, of which 7,000 provided these services, generally at client facilities, from a network of over 60 offices in the United States and abroad. Through its international operations, the Company currently provides similar services from offices in the United Kingdom, Canada, Indonesia, Mexico, Venezuela, and South Africa.

     Based on 1994 net sales and the number of offices, as published in the NTSA Directory (which lists over 150 firms), the Company is among the five largest companies in the domestic technical services industry. In 1994, the Company had net sales of $393.2 million from its domestic and foreign operations. A substantial amount of the Company's 1994 net sales were derived from companies included in the "Fortune 500" companies list.

     In 1994, the Company's net sales grew by $85.5 million or 28% (from $307.7 million in 1993 to $393.2 million in 1994) as the overall business climate continued to improve and had a positive impact on the Company's operating performance in 1994. The Company's overall strategy is to continue the development of solution services while it aggressively grows its specialty groups, thereby increasing margins and profits. Although gross margins were flat in 1994 as compared to 1993, gross margins should be improved by offering new services, providing a broader range of services and solutions to its existing clients, and completing strategic acquisitions in its Technology Solutions business. During the latter part of 1994, the Company acquired two computer service companies and added them to its existing Technology Solutions business.

     The Company was incorporated in Maryland as North American Ventures, Inc. ("NAVI") on November 27, 1985. NAVI acquired its principal subsidiary, Butler Service Group, Inc. ("BSG") on January 30, 1987. The name of NAVI was changed in June, 1992, to Butler International, Inc. to identify it more closely with its primary business and the business of its principal subsidiary after the Company disposed of other operations in 1989. The principal executive offices of the Company are located at 110 Summit Avenue, Montvale, New Jersey 07645, and its telephone number is (201) 573-8000.

                                 RISK FACTORS

     The Common Shares offered by this Prospectus involves a high degree of risk. Prior to making this investment, prospective investors should carefully consider the following risks and speculative factors inherent in and affecting the business of the Company and this offering.

     Dependence on Revolving Credit Facility
     ---------------------------------------

     Butler is dependent upon its $50 million revolving credit facility with its principal lender ("Credit Facility") for most of its working capital and letter of credit needs for domestic and Canadian operations. The Company has recently borrowed the maximum amount available under its Credit Facility and will have to increase the credit line or secure other financing alternatives in order to continue its planned growth. Discussions are currently underway with its principal lender and other potential lenders to address the Company's financial needs for the short and medium term. The Company and Butler Service Group - Canada, Ltd. have each guaranteed all obligations incurred or created under the Credit Facility. The Company is also required to comply with certain affirmative and financial covenants as amended. The Company is in compliance with the aforementioned covenants.

     Effect of Recession on Business and Profitability
     -------------------------------------------------

     In the past, the contract technical services industry was not significantly affected by changes in the economic business cycle, as major industries have tended to employ contract personnel in both recessionary and growth periods. In 1991, however, the industry was impacted by significant reductions in industries that were affected by both the recession and by cutbacks in government spending. These reductions were primarily related to certain types of industries and geographic areas and were largely prompted by businesses being cautious about contracting for services in an uncertain economic environment, the ending of the Cold War era and the deepening of the federal budget crisis. In response to these conditions, Butler has implemented cost reduction and restructuring measures, discontinued certain of its businesses, initiated new business and marketing strategies, and redirected its marketing to clients' non-governmental programs. Thereafter, Butler achieved a profit of approximately $1.2 million from continuing operations in 1993, and a profit of $1.7 million in 1994. However, there can be no assurance that the level of Butler's business and its operating performance will continue to improve.

     No Assurance of Successful Expansion by Acquisition
     ---------------------------------------------------

     Butler's strategy is to expand through internal growth as well as through selected acquisitions of technical service businesses which may be integrated into or complement Butler's existing business. There can be no assurance, however, that suitable acquisition candidates will be identified, that acquisitions can be consummated on acceptable terms, that appropriate financing can be arranged or that any acquired companies can be integrated successfully into Butler's operations. Failure to accomplish future acquisitions could limit Butler's revenues and earnings growth potential. Although Butler regularly reviews possible acquisition candidates, Butler has no agreements, arrangements or understandings with respect to any proposed transaction. As a result of the covenants under the Credit Facility, the consent of Butler's principal lender will be required for certain acquisitions. If an acquisition candidate is identified, there is no assurance that such consent will be obtained.

     Dependence Upon Key Personnel
     -----------------------------

     To date, the growth and operation of Butler's business has been heavily dependent upon the efforts of Butler's Chairman of the Board and President, Edward M. Kopko. Butler's operations could be adversely affected if, for any reason, Mr. Kopko does not continue to be active in Butler's management. Butler does not have a key man insurance policy on the life of Mr. Kopko.

     Control by Management
     ---------------------

     Management of Butler currently controls approximately 37% of the voting power of the outstanding Common Stock and Preferred Stock of Butler. Furthermore, the ownership of Series B Preferred Stock gives management certain
rights to control actions by the Company.   See "Description of Capital Stock --
Special Provisions to Reduce Possibilities of Change in Control." Butler also has in effect several stock benefit plans pursuant to which directors and officers have been granted options to acquire additional shares of Common Stock, and Butler has from time to time loaned money on a non-recourse basis to management for the purpose of acquiring additional shares of Common Stock, and has from time to time forgiven all or portions of such loans. As the principal stockholders, management has the ability to influence the policies and affairs of Butler to a greater extent than other stockholders. In addition, the effect of certain anti-takeover provisions, referred to below, is to grant management, as the holders of more than 20% of Butler's voting stock, the ability to veto actions requiring shareholder approval, even if such actions had been approved by the holders of more than a majority of Butler's voting stock.

     Anti-Takeover Provisions
     ------------------------

     The Articles of Incorporation and Bylaws of Butler contain certain "anti-takeover" and "fair price" provisions. Such provisions include a requirement that at least 75% of the members of the Board of Directors must vote to change the number and terms of office of the Board of Directors, a prohibition against cumulative voting, a requirement that directors may be removed only for cause and only by an affirmative vote of the holders of at least 80% of the voting stock, a classified Board of Directors, a requirement that most provisions of the Articles of Incorporation can be amended only by an affirmative vote of the holders of at least 80% of the voting stock, authorization of the Board of Directors to issue preferred stock without stockholder approval, a requirement that 75% of the members of the Board of Directors and 80% of the voting stock held by non-affiliated parties must approve a merger or related transaction, a requirement that, in the event of certain tender offers, the tender offeror must purchase all shares of Butler's stock at a minimum price determined by formula, and a requirement that the affirmative vote of holders of at least two-thirds of the Series B Preferred Stock is required to approve the creation of debt or certain classes of preferred stock. These provisions make it difficult for stockholders to change management of Butler and may also preclude stockholders from receiving a premium on their shares from a prospective acquiror. See "Description of Capital Stock-
- -Special Provisions to Reduce Possibilities of Change in Control."

     Furthermore, under the Maryland General Corporation Law, certain
"business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity services) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of its stock (an "Interested Stockholder") must be (a) recommended by the directors of such corporation and (b) approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock other than stock held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive minimum prices (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares. In addition, an Interested Stockholder or any affiliate thereof may not engage in a "business combination" with the corporation for a period of five years following the date such party becomes an Interested Stockholder. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Directors of the Company prior to the time that the Interested Stockholder becomes an Interested Stockholder.

     In addition, Butler's Series B Preferred Stock, which was issued in a private placement commenced September 1992 to members of management and certain related parties, provides that, subject to certain exceptions, Butler shall not, and shall not permit any of its subsidiaries to, without the consent of holders of 66 2/3% of the Series B Preferred Stock voting as a separate class, create, incur, assume or permit to exist any debt, or create, authorize or issue any class or series of preferred stock that ranks senior to or pari passu with the Series B Preferred Stock as to dividends or distributions upon liquidation, dissolution or winding up. Holders of 66 2/3% of the Series B Preferred Stock and the Senior Preferred Stock (as defined herein) must also approve certain amendments to Butler's Articles of Incorporation. See "Description of Capital Stock--Special Provisions to Reduce Possibilities of Change in Control."

     Shares Available for Future Sale; Dilution
     ------------------------------------------

     An aggregate of 791,970 shares of Common Stock are issuable upon the exercise of outstanding options and warrants, and 652,330 shares of Common Stock are issuable upon conversion of Butler's outstanding preferred stock. Of the 1,444,300 shares of Common Stock issuable as described above, substantially all of such shares, except those issuable upon conversion of the Series B Preferred Stock, have been registered under the Securities Act for resale for the account of selling security holders or may be sold under Rule 144. The issuance of a significant number of shares of Common Stock and/or the sale of a significant number of such shares by the selling security holders or others, could have an adverse impact on the market price of the Common Stock.

                           SELLING SECURITY HOLDERS

          The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Security Holders:

                      Number of     Number of Shares    Number of       Number of Common
                       Common         of Series B        Common       Shares Beneficially
                       Shares       Preferred Stock      Shares      Owned After All Shares
Selling Security    Beneficially      Beneficially     Registered      Registered In This
 Holder (1) (2)         Owned          Owned (3)         Herein       Prospectus Are Sold
- ----------------    ------------    ---------------    ----------    ----------------------
Mary Elizabeth         140,867 (4)        532,989 (5)    90,000 (6)         50,867
 Kopko
Hugh G. McBreen        112,289 (7)        481,847 (8)    60,000 (9)         52,289

(1) Mary Elizabeth Kopko is the wife of Frederick H. Kopko, Jr. Messrs. Kopko and McBreen are directors of the Company.

(2) The Common Stock registered herein was acquired pursuant to the May 8, 1995 exercises of two warrants; (i) a warrant to purchase 90,000 shares of the Company's common stock granted to Mary Elizabeth Kopko, assignee of Frederick H. Kopko, Jr. (the "Kopko Warrant"); and (ii) a warrant to purchase 60,000 shares of the Company's common stock granted to Hugh G. McBreen (the "McBreen Warrant", and, together with the Kopko Warrant, the "Warrants"). The Warrants were issued pursuant to an Agreement ("Agreement") dated May 26, 1993 among the Company, Butler of New Jersey Realty Corp., a wholly-owned subsidiary of the Company ("Butler - NJ"), Frederick H. Kopko, Jr. and Hugh G. McBreen. Pursuant to the Agreement, Kopko and McBreen provided collateral to and executed personal guarantees in favor of the Hyde Park Bank & Trust Company (the "Bank"), in order that the Bank issue a letter of credit in favor of 110 Summit Limited Partnership ("110") as collateral for a promissory note (the "Note") from Butler - NJ as Borrower to 110 as Lender. The Note was issued in partial payment for the purchase, by Butler- NJ, of the Company's headquarters facilities in Montvale, New Jersey.

(3) Convertible into shares of Common Stock at a rate of .285 per share of Series B Preferred Stock.

(4) Includes the 90,000 shares that were purchased by Mrs. Kopko upon exercise of the Kopko Warrant. The remaining shares are beneficially owned by Mr. Kopko (as to which Mrs. Kopko disclaims beneficial ownership). Such shares include 8,333 shares that may be purchased upon exercise of options granted under the 1989 Directors Stock Option Plan.

(5) Includes 38,019 shares owned by McBreen, McBreen & Kopko, as to which Mr. Kopko shares voting and investment power and as to which Mrs. Kopko disclaims beneficial ownership.

(6) Consists of the 90,000 shares that were purchased by Mrs. Kopko upon exercise of the Kopko Warrant.

(7) Includes the 60,000 shares that were purchased upon exercise of the McBreen Warrant, and 8,333 shares that may be purchased upon exercise of options granted under the 1989 Directors Stock Option Plan.

(8) Includes 38,019 shares owned by McBreen, McBreen & Kopko, as to which Mr. McBreen shares voting and investment power.

(9) Consists of the 60,000 shares that were purchased upon exercise of the McBreen Warrant.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Butler International, Inc. consists of 83,333,333 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"), of which 100,000 shares have been designated 7 1/2% Senior Cumulative Convertible Preferred Stock ("Senior Preferred Stock"), and of which 2,400,000 shares have been designated Series B 7% Cumulative Convertible Preferred Shares ("Series B Preferred Stock"). As of April 12, 1995, there were 5,906,658 outstanding shares of Common Stock and 2,288,878 issued and outstanding shares of Series B Preferred Stock. There are no other shares of preferred stock issued and outstanding of any other designation.

     Common Shares.
     -------------

     The Common Shares have a par value of $.001 per share. All Common Shares have equal voting, dividend and liquidation rights. Holders of Common Shares are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders, and holders are not entitled to cumulative votes in the election of directors. Holders of Common Shares are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to receive all assets remaining after payment of liabilities and after payment of any preference to holders of preferred stock. Common Shares have no conversion, preemptive or other rights to subscribe for additional shares and are not subject to redemption. Outstanding Common Shares are fully paid and nonassessable.

     Special Provisions to Reduce Possibilities of Change in Control.
     ----------------------------------------------------------------

     The Company's Articles of Incorporation, Bylaws, and Articles Supplementary to the Articles of Incorporation contain certain provisions which are intended to reduce the possibilities of change in control.

     The number and terms of office of the Board of Directors may be changed only by an affirmative vote of at least 75% of the members of the Board of Directors. The Company does not have cumulative voting. Also, Directors may be removed by the shareholders only for cause and by an affirmative vote of the holders of at least 80% of the voting stock. The removal for cause requirements may be changed only upon approval of 75% of the members of the Board of Directors. There are currently five classes of directors; the term of each director is five years with the term of the director of one class expiring each year, thereby requiring at least three annual meetings to change a majority of members of the Board.

     The Articles of Incorporation can be amended only by an affirmative vote of the holders of at least 80% of the voting stock with the exception of amendments to increase authorized shares, which require only a majority vote. The Board of Directors has the authority to issue authorized, but unissued shares and for this purpose may classify and reclassify such shares into classes or series with such rights, preferences, voting powers and restrictions as the Board deems advisable. Transactions involving merger, consolidation and sales or other transfer of substantially all the assets of the Company (whether in one or a series of transactions) require the approval of 75% of the members of the Board and the affirmative vote of the holders of 80% of the voting stock held by persons who are not parties to such a transaction or persons directly or indirectly controlling, controlled by or under common control with any such party or members of the immediate family of any such party or person.

     The Articles of Incorporation also provide that, in the event of a tender offer for purposes of obtaining 10% or more of the outstanding stock, the tender offeror must purchase the shares at a price which is no less than the highest of
(i) the book value of the shares, (ii) the highest price paid for the shares on the open market within the previous eighteen months, or (iii) the highest tender offer or market price paid by the tender offeror within the previous eighteen months, including any transfer taxes, brokerage commissions, and soliciting dealers' fee paid by the tender offeror. However, this tender offer provision is not effective if the Board of Directors approves of the tender offer by an affirmative vote of at least 75% of its members.

     The Articles Supplementary to the Articles of Incorporation (Series B Preferred Shares) provide that, subject to certain exemptions, the Company shall not and shall not permit any of its subsidiaries to, without the consent of 66 2/3% of the Series B Preferred Shares, voting as a separate class, create, incur, assume or permit to exist any debt, or create, authorize or issue any class or series of preferred stock that ranks senior or pari passu to the Series B Preferred Shares as to dividends or upon liquidation, dissolution or winding up.

     In addition to the Company's Articles of Incorporation, Bylaws, and Articles Supplementary to the Articles of Incorporation, the Maryland General Corporation Law also contains two sets of provisions which may reduce the possibilities of changes in control --Section 3-701 to 3-709 (the "Maryland Control Share Acquisition Statute") and Section 3-601 to 3-604 (The "Maryland Fair Price Statute").

     The Maryland Control Share Acquisition Statute regulates acquisitions by any person ("Offeror") of shares of a public corporation ("Target") that when added to all other shares over which the Offeror may exercise voting power, would give the Offeror voting power of the Target within prescribed percentages. The statute requires an Offeror who purchases Target shares which bring him within such percentages to obtain stockholder approval of the acquisition of such a "control" block. If 66 2/3% of the "disinterested stockholders" do not approve the acquisition or if the Offeror fails to file a required disclosure statement, then the control shares lose their voting rights and the Target may redeem them at their "fair value".

     The Maryland Fair Price Statute regulates Business Combinations (defined to include mergers, consolidations and share exchanges) involving an "Interested Stockholder" (defined as a stockholder owning more than 10% of the outstanding shares of the Target). The statute prohibits Business Combinations during the five-year period beginning with the most recent date a person acquires sufficient shares to become an Interested Stockholder. After the five year period has elapsed, a Business Combination must be recommended by the Board of Directors and approved by the affirmative vote of (i) 80% of the outstanding voting shares, and (ii) two-thirds of the outstanding voting shares not counting shares held or beneficially owned by the Interested Stockholder who is (or whose affiliate is) a party to the Business Combination or an affiliate or associate of such Interested Stockholder. This super majority vote is not required if a "fair price" is paid for the stock, and if certain additional conditions are met.

                             PLAN OF DISTRIBUTION

     The distribution of the Common Shares by the Selling Security Holders may be effected from time to time in ordinary brokerage transactions at market prices prevailing at the time of sale in the over-the-counter market. The brokers through whom the sales are effected will be paid usual and customary selling commissions. The Company will bear all expenses of the offering, except that the Selling Security Holders will pay any applicable brokerage fees or commissions and transfer taxes.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides for the indemnification of officers and directors under certain circumstances against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company unless (i) the officer or director received improper benefit from the act in question, (ii) the act was material to the matter giving rise to the proceeding and was committed in bad faith or resulted from active and deliberate dishonesty or (iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act was unlawful.

     Section EIGHTH of the Articles of Incorporation of the Company provides for the indemnification of officers and directors subject to certain limitations.
Section 13 of Article III of the Company's Bylaws provides that the Company shall indemnify its directors and officers from liabilities and expenses incurred by reason of the fact that such person is or was a director or officer.
Section 13 further authorizes the Company to maintain director and officer liability insurance, although the Company has chosen not to obtain such insurance at this time.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company under the provisions described above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                                    PART II

                    INFORMATION REQUIRED IN THE REGISTRATION
                                   STATEMENT

                  Other Expenses of Issuance and Distribution
                  -------------------------------------------

                          Expense            Amount*
                          -----------------  -------

                          SEC Filing Fee     $   400
                          Accounting Fees      5,000
                          Legal Fees          25,000
                          Miscellaneous        3,600

                              TOTAL          $34,000

*    All amounts shown are estimates and subject to change.

     Indemnification of Directors and Officers.  Section 2-418 of the Maryland
     -----------------------------------------
General Corporation Law (the "MGCL") provides for the indemnification of officers and directors under certain circumstances against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company unless
(i) the officer or director received improper benefit from the act in question,
(ii) the act was material to the matter giving rise to the proceeding and was committed in bad faith or resulted from active and deliberate dishonesty or
(iii) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act was unlawful.

     Section EIGHTH of the Articles of Incorporation of the Company provides for the indemnification of officers and directors subject to certain limitations.
Section 13 of Article III of the Company's Bylaws provides that the Company shall indemnify its directors and officers from liabilities and expenses incurred by reason of the fact that such person is or was a director or officer.
Section 13 further authorizes the Company to maintain director and officer liability insurance, although the Company has not chosen to obtain such insurance.

     Exhibits.
     ---------

     5.        Opinion regarding legality of issuance, filed herewith.

     24.       Consent of Deloitte & Touche LLP.

     25.       Power of Attorney.*

*    Filed as part of signature page.

     Undertakings.  (a)  The undersigned registrant hereby undertakes:
     -------------

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if
     --------  -------
the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, and State of New Jersey, on the 18th day of May, 1995.


                                    BUTLER INTERNATIONAL, INC.



                                    By:/s/ Warren F. Brecht
                                       ---------------------------
                                       Warren F. Brecht
                                       Vice President, Secretary
                                       and Treasurer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Warren F. Brecht and Raymond J. Lacroix and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this to registration statement has been signed by the following persons in the capacities indicated as of the 18th day of May, 1995.

Signature                         Title
- ---------                         -----


/s/ Edward M. Kopko               Chairman of the Board of
- ------------------------------    Directors, President and CEO
Edward M. Kopko                   (Principal Executive Officer)


/s/ Warren F. Brecht              Vice President, Secretary and Treasurer
- ------------------------------
Warren F. Brecht


/s/ Raymond J. Lacroix            Senior Vice President-Finance
- ------------------------------    Chief Financial Officer
Raymond J. Lacroix                (Principal Financial and Accounting Officer)


/s/ John F. Hegarty               Director
- ------------------------------
John F. Hegarty


/s/ Frederick H. Kopko, Jr.       Director
- ------------------------------
Frederick H. Kopko, Jr.


/s/ Hugh G. McBreen               Director
- ------------------------------
Hugh G. McBreen

/s/ Nikhil S. Nagaswami           Director
- ------------------------------
Nikhil S. Nagaswami

                                 EXHIBIT INDEX


     5.        Opinion regarding legality of issuance filed herewith.

     24.       Consent of Deloitte & Touche LLP.

     25.       Power of Attorney.*

*    Filed as part of signature page.